UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2010

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_____	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On February 11, 2010, Pathfinder Bancorp, Inc. issued a press release disclosing fourth quarter and year end financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, not shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated February 11, 2010 reporting financial results for the fiscal quarter and year ending December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: February 11, 2010	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                4th Quarter and Year End 2009 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Year-End Earnings

Oswego, New York, February 11, 2010………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $1.6 million or $0.61 per basic and diluted share for the twelve months ended December 31, 2009, compared to $368,000, or $0.15 per basic and diluted share, for the same period in 2008.  For the three months ended December 31, 2009, the Company reported net income of $438,000, or $0.15 per diluted share, compared to $574,000, or $0.23 per diluted share for the same period in 2008.

“We are pleased with our results for 2009, particularly given the continued challenges of the national and regional economies”, stated Thomas W. Schneider President and CEO.  “Assets, loans, deposits and equity have all grown to record levels while annual net income of $1.6 million produced earnings per share of $0.61 and a return on average equity of 7.04%.”, Schneider continued.

“Earnings have grown on an expanded net interest margin supported by continued balance sheet diversification and a steep, positive yield curve.  Expense increases were primarily attributable to significantly higher FDIC assessments and pension expense valuations.” Schneider added.

“Strong deposit growth of 10% helped support loan growth of 5% and a 31% reduction in borrowings.” Schneider continued.  “Asset quality has remained stable with non-performing assets at 0.67% of total assets.  Loan loss reserves grew by 25% to over $3 million and 1.17% of total loans.”

Net interest income for the year ended December 31, 2009 increased $1.1 million, or 10.3%, when compared to the same period during 2008.  The increase in net interest income was the result of a decrease in interest expense of $1.6 million, or 21.4%, partially offset by a decrease in interest income of $544,000.  Net interest rate spread increased to 3.40% for the year ended December 31, 2009 from 3.22% for the same period in 2008.  Average interest-earning assets increased 5.4%, to $332.4 million, for the year ended December 31, 2009 as compared to $315.3 million for the year ended December 31, 2008. The yield on average interest earning assets decreased 49 basis points to 5.38% compared to 5.87% for the same period in 2008.  The increase in average interest earning assets is primarily attributable to an $18.9 million increase in the average balance of the loan portfolio and a $4.7 million increase in interest earning deposits offset by a $6.4 million decrease in the average balance of security investments.  Average interest-bearing liabilities increased $14.2 million, while the cost of funds decreased 66 basis points to 1.98% from 2.64% for the same period in 2008.  The increase in the average balance of interest-bearing liabilities resulted from a $22.1 million, or 9.2%, increase in average deposits offset by a decrease of $7.9 million in average borrowed funds.

Net interest income for the quarter ended December 31, 2009 increased 12% when compared to the same period during 2008.  The increase in net interest income was the result of a decrease in interest expense of $485,000, or 26%, partially offset by a decrease in interest income of $141,000.  Net interest rate spread increased to 3.71% for the fourth quarter of 2009, from 3.34% for the same period in 2008.  Average interest-earning assets increased 4% to $340.5 million for the quarter ended December 31, 2009, as compared to $326.3 million for the same quarter in 2008.  The yield on interest-earning assets decreased 31 basis points to 5.48% compared to 5.79% for the same period in 2008.  Average interest-bearing liabilities increased $6.1 million and the associated cost of funds decreased 68 basis points to 1.77% from 2.45% for the same period in 2008.

Provision for loan losses for the year ended December 31, 2009 increased to $876,000 from $820,000 for the same period in 2008.  Allowance for loan losses to period end loans increased to 1.17% at December 31, 2009, as compared to 0.99% at December 31, 2008.  Nonperforming loans to period end loans decreased to 0.88% at December 31, 2009, from 0.93% at December 31, 2008.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $2.7 million for the year ended December 31, 2009 compared to $2.8 million for the same period in the prior year. The decrease in non-interest income is primarily attributable to a $67,000 decrease in income from bank owned life insurance, and a $48,000 decrease in loan servicing fees, offset by a $44,000 increase in other charges, commissions and fees.

Non-interest income, exclusive of net gains and losses from securities, loans and foreclosed real estate, and other-than-temporary impairment charges, decreased to $707,000 for the quarter ended December 31, 2009 compared to $717,000 for the same quarter in the prior year.

Net gains and losses on securities increased $2.3 million, to a net gain of $112,000 for the year ended December 31, 2009, as compared to a net loss of $2.2 million for the year ended December 31, 2008.  The net gain is a result of gains generated from the sales of securities through out the year.  These gains were offset by recording other-than-temporary impairment charges during the fourth quarter, related primarily to the company’s holdings in the SHAY Asset AMF Ultra Short Mortgage Fund, and AMF Large Cap Equity fund, combined with a second quarter other-than-temporary impairment charge of $298,000 relating to the company’s holdings in CIT Group.  Net gains and losses from loans and foreclosed real estate increased to a net gain of $54,000 for the year ended December 31, 2009, as compared to a net loss of $44,000 for the year ended December 31, 2008.

Net gains and losses from the sales of securities increased to net gains of $92,000 for the quarter ended December 31, 2009, as compared to a net loss of $41,000 when compared to the same quarter in 2008. The increase in net securities gain and losses is due to a $487,000 net gain from the sale of investment securities during the quarter, partially offset by other-than-temporary charges of $395,000 primarily relating to the company’s holding in the SHAY Asset AMF Ultra Short Mortgage Fund, and the AMF Large Cap Equity Fund, as compared to the other-than-temporary impairment charges totaling $76,000 recorded in the same quarter of 2008.  Net gains and losses from loans and foreclosed real estate decreased to a net loss of $26,000 for the quarter ended December 31, 2009, as compared to a net gain of $35,000 when compared to the same quarter of 2008.  The decrease in gains from the sale of net loans and foreclosed real estate is the result of the loss recognized on the disposition of one foreclosure property, compared to the gains on the sale of foreclosure property recorded during the fourth quarter of the prior year.

Year-to-date non-interest expenses increased 12% from the prior year to $11.1 million from $9.9 million.  During 2009, FDIC Assessment, salary and employee benefits, and other expenses, increased $692,000, $405,000, and $120,000 respectively.  The increase in FDIC Assessment is due to the levying of a 5 basis point special assessment based on the banks assets, the increase in assessment rates and the exhausting of available credits reduced assessment charges in 2008. The increase in salaries and employee benefits was due to an increase in pension expense due primarily to unfavorable plan asset performance in the prior year, combined with annual merit based wage adjustments. The increase in other expenses was due to an increase in both audits and exams combined with the recording of $40,000 in reserves associated with the company’s debit card rewards program.

Non-interest expenses increased $345,000, or 13.7%, for the quarter ended December 31, 2009. The increase in non-interest expense is due to an increase of $245,000 in FDIC Assessment, a $117,000 increase in salaries and employee benefits, and a $34,000 increase in other expenses.  These increases were offset by a decrease in data processing expenses of $47,000 and $8,000 in building and occupancy.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Condensed Income Statement
Interest and dividend income	$4,544	$4,685	$17,806	$18,350
Interest expense	1,355	1,840	6,029	7,675
Net interest income	3,189	2,845	11,777	10,675
Provision for loan losses	222	270	876	820
	2,967	2,575	10,901	9,855
Noninterest income excluding net gains (losses) on
securities, loans and foreclosed real estate	707	717	2,724	2,786
Net gain (losses) on securities,
loans and foreclosed real estate	66	(6)	166	(2,235)
Noninterest expense	2,872	2,527	11,126	9,935
Income before taxes	868	759	2,665	471
Provision for income taxes	430	185	1,050	103
Net Income	$438	$574	$1,615	$368

Key Earnings Ratios
Return on average assets	0.48%	0.65%	0.45%	0.11%
Return on average equity	6.02%	11.07%	7.04%	1.70%
Net interest margin (tax equivalent)	3.88%	3.53%	3.56%	3.43%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832	2,484,832	2,484,167
Basic earnings per share	$0.15	$0.23	$0.61	$0.15
Diluted earnings per share	0.15	0.23	0.61	0.15
Cash dividends per share	0.0300	0.1025	0.1200	0.4100
Book value per share	11.77	8.04	11.77	8.04

	December 31,	December 31,	December 31,
	2009	2008	2007
Selected Balance Sheet Data
Assets	$371,849	$352,760	$320,691
Earning assets	343,071	324,872	290,192
Total loans	262,465	249,872	222,749
Deposits	296,839	269,438	251,085
Borrowed Funds	36,000	51,975	38,410
Loan Loss Reserves	3,078	2,472	1,703
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	29,238	19,495	21,704

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.11%	0.02%	0.08%
Allowance for loan losses to period end loans	1.17%	0.99%	0.76%
Allowance for loan losses to nonperforming loans	133.07%	106.41%	107.04%
Nonperforming loans to period end loans	0.88%	0.93%	0.71%
Nonperforming assets to total assets	0.67%	0.75%	0.77%